Exhibit 1.2

GE DEALER FLOORPLAN

MASTER NOTE TRUST ASSET BACKED NOTES

TERMS AGREEMENT

(SERIES 2007-1)

Dated: April 19, 2007

To:	CDF Funding, Inc.

General Electric Capital Corporation

Re:	Underwriting Agreement, dated April 19, 2007 among CDF Funding, Inc., General Electric Capital Corporation and the Representative referred to therein
1.	Offered Notes.

The notes described below in this Section 1 are the “Offered Notes” for the purpose of this Terms Agreement and for purposes of the above-referenced Underwriting Agreement (the “Underwriting Agreement”). The Underwriting Agreement is incorporated herein and made a part hereof. The Offered Notes are the Series 2007-1 Notes that will be issued by GE Dealer Floorplan Master Note Trust.

Class	Principal Amount	Interest Rate	Final Maturity Date
A	$962,500,000	One month LIBOR plus 0.04% per year	April 21, 2014
B	$27,500,000	One month LIBOR plus 0.20% per year	April 21, 2014
C	$10,000,000	One month LIBOR plus 0.40% per year	April 21, 2014

2007-1 Terms Agreement

2.	Underwriters

The Underwriter named below is the only “Underwriter” for the purpose of this Terms Agreement and for the Underwriting Agreement.

Underwriter	Class Purchased	$ Purchased
Wachovia Securities International Limited	A	$962,500,000
	B	$27,500,000
	C	$10,000,000
3.	Underwriting Liability

Underwriting Liability	Class A	Class B	Class C
Wachovia Securities International Limited	$962,500,000	$27,500,000	$10,000,000
Total Amount	$962,500,000	$27,500,000	$10,000,000
4.	Purchase Price, Discounts and Concessions

	Class A	Class B	Class C
Gross Purchase Price	100%	100%	100%
Underwriting Discount	0.080%	0.320%	0.420%
Net Purchase Price	99.920%	99.680%	99.580%
Maximum Dealer Selling Concessions	0.0480%	0.1920%	0.2520%
Maximum Dealer Reallowance Discounts	0.0240%	0.0960%	0.1260%
5.	Time of Sale

11:49 a.m. (New York City time) on April 19, 2007 (the time the first Contract of Sale was entered into as designated by the Representative).

2	2007-1 Terms Agreement

The Underwriter agrees to purchase the Offered Notes subject to the terms and provisions of this Terms Agreement and the Underwriting Agreement.

WACHOVIA SECURITIES INTERNATIONAL LIMITED as the Representative
By:	/s/ LYNN MCCONNELL
Name: Lynn McConnell Title: Director

For itself and as the Underwriter named in this Terms Agreement.

S-1	2007-1 Terms Agreement

Accepted and Agreed:

CDF Funding, Inc.

By:	/s/ JOHN E. PEAK
Name: John E. Peak Title: Vice President

General Electric Capital Corporation

By:	/s/ MARGARET FRITZ
Name: Margaret Fritz Title: Attorney-in-Fact

S-2	2007-1 Terms Agreement